Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

February 19, 2019 and the Prospectus dated February 13, 2018

Registration Nos. 333-222998 and 333-222998-01

VENTAS REALTY, LIMITED PARTNERSHIP

Fully and unconditionally guaranteed by Ventas, Inc.

Terms applicable to

$400,000,000   3.500% Senior Notes due 2024

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$400,000,000

Final Maturity Date:	April 15, 2024

Public Offering Price:	99.878%

Coupon:	3.500%

Yield to Maturity:	3.525%

Benchmark Treasury:	2.500% due January 31, 2024

Benchmark Treasury Price / Yield:	100-03 ¾ / 2.475%

Spread to Benchmark Treasury:	T+105 bps

Interest Payment Dates:	Semi-annually each April 15 and October 15, commencing October 15, 2019 (long first coupon)

Optional Redemption:

The redemption price for notes that are redeemed before March 15, 2024 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, plus (ii) a Make-Whole Amount (T+20 bps). The redemption price for notes that are redeemed on or after March 15, 2024 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, and will not include a Make-Whole Amount.

Joint-Book-Running Managers:	Citigroup Global Markets Inc.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC

Senior Co-Managers:	BBVA Securities Inc.
BMO Capital Markets Corp.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC

Capital One Securities, Inc.
Credit Agricole Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Junior Co-Managers:	BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
BNY Mellon Capital Markets, LLC
Loop Capital Markets LLC

CUSIP / ISIN:	92277G AP2 / US92277GAP28

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 19, 2019

Settlement Date:	February 26, 2019 (T+5)

Form of Offering:	SEC Registered (Registration Nos. 333-222998 and 333-222998-01)

Terms applicable to

$300,000,000 4.875% Senior Notes due 2049

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$300,000,000

Final Maturity Date:	April 15, 2049

Public Offering Price:	99.770%

Coupon:	4.875%

Yield to Maturity:	4.889%

Benchmark Treasury:	3.375% due November 15, 2048

Benchmark Treasury Price / Yield:	107-18 / 2.989%

Spread to Benchmark Treasury:	T+190 bps

Interest Payment Dates:	Semi-annually each April 15 and October 15, commencing October 15, 2019 (long first coupon)

Optional Redemption:	The redemption price for notes that are redeemed before

October 15, 2048 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, plus (ii) a Make-Whole Amount (T+30 bps). The redemption price for notes that are redeemed on or after October 15, 2048 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, and will not include a Make-Whole Amount.

Joint-Book-Running Managers:	Citigroup Global Markets Inc.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC

Senior Co-Managers:	BBVA Securities Inc.
BMO Capital Markets Corp.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
Capital One Securities, Inc.
Credit Agricole Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Junior Co-Managers:	BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
BNY Mellon Capital Markets, LLC
Loop Capital Markets LLC

CUSIP / ISIN:	92277G AQ0 / US92277GAQ01

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 19, 2019

Settlement Date:	February 26, 2019 (T+5)

Form of Offering:	SEC Registered (Registration Nos. 333-222998 and 333-222998-01)

We expect that delivery of the notes will be made to investors on or about February 26, 2019, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Ventas, Inc. and Ventas Realty, Limited Partnership (the “Issuer”) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Ventas, Inc. and the Issuer have filed with the SEC, including the prospectus supplement and the accompanying prospectus, for more complete information about Ventas, Inc., the Issuer and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, Ventas, Inc., the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the accompanying prospectus if you request it by contacting: Citigroup Global Markets Inc. toll free at 1-800-831-9146, Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or RBC Capital Markets, LLC toll free at 1-866-375-6829.